UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule14a-12

Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

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Core-Mark Holding Company, Inc.
1500 Solana Blvd., Suite 3400
Westlake, Texas 76262
www.Core-Mark.com

April 5, 2021

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) at 10:00 a.m. CDT on May 18, 2021. Due to the public health impact of the coronavirus pandemic (“COVID-19”) and to support the health and well-being of our stockholders, business partners, employees and Board of Directors, the Annual Meeting will be a completely virtual meeting, conducted only as an online live interactive audio webcast. Please note there will not be a physical meeting for the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CORE2021 and following the instructions on your proxy card.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by telephone, over the internet, by completing and mailing the enclosed proxy card in the return envelope provided or by attending the online Annual Meeting. If you do not vote by mail, telephone or via the internet prior to the Annual Meeting, you still may attend the online Annual Meeting and vote.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Scott E. McPherson
Director and Chair of the Board	President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
1500 Solana Blvd., Suite 3400
Westlake, Texas 76262
April 5, 2021

The 2021 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 18, 2021
TIME:	10:00 a.m. CDT
VIRTUAL MEETING:	This year’s meeting is a virtual shareholders meeting at
www.virtualshareholdermeeting.com/CORE2021
PURPOSE:	To consider and act upon the following proposals:
1. The election of eight directors;
2. The approval on a non-binding basis of our Named Executive Officer compensation as described in the Proxy Statement; and
3. The ratification of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement (Proposal 1) and in favor of Proposals 2 and 3.

Stockholders of record at the close of business on March 22, 2021 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

David J. Lawrence
Vice President - Finance & Investor Relations and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:

1. BY USING THE INTERNET:
You may vote via the internet at www.proxyvote.com.
2. BY TELEPHONE:
You may vote by telephone by calling 1-800-690-6903.
3. BY MAIL:
You may request a paper copy of the 2020 Annual Report and 2021 proxy materials by following the instructions on the notice mailed to you on April 5, 2021 (the “Notice of Internet Availability of Proxy Materials”) and promptly return your signed and dated proxy/voting instruction card in the envelope provided.

4. ONLINE DURING THE MEETING:
You may attend online during the Annual Meeting through the link www.virtualshareholdermeeting.com/CORE2021. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. The Annual Meeting will begin at 10:00 a.m. CDT (with login beginning at 9:45 a.m. CDT) on May 18, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2021

As outlined on the Notice of Internet Availability of Proxy Materials, the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available on the internet at http://www.proxyvote.com.

PROXY STATEMENT
________________
2021 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2021
________________
CORE-MARK HOLDING COMPANY, INC.
1500 Solana Boulevard, Suite 3400
Westlake, Texas 76262
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark,” the “Company,” “us,” “we” or “our”) on or about April 5, 2021 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders at 10:00 a.m. CDT on Tuesday, May 18, 2021. Due to the public health impact of the coronavirus pandemic (“COVID-19”) and to support the health and well-being of our stockholders, business partners, employees and Board of Directors, the Annual Meeting will be a completely virtual meeting, conducted only as an online live interactive audio webcast. You will have the same rights and opportunities to participate as you would have at a physical annual meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CORE2021 and following the instructions on your proxy card. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held on May 18, 2021:

As outlined on the notice we mailed to you on or about April 5, 2021 (the ‘‘Notice of Internet Availability of Proxy Materials’’), the proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available on the Internet at http://www.proxyvote.com. Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to its stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. The Company believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 5, 2021, the Company will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may, at its discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 22, 2021 are entitled to notice of and to vote at the Annual Meeting. As of such date, there were 45,163,705 shares of Core-Mark common stock outstanding, each entitled to one vote.

Attending the Virtual Annual Meeting

At the virtual Annual Meeting, stockholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CORE2021, you must enter the 16-digit control number available on your proxy card if you are a stockholder of record or instructions on your proxy card. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting of if you encounter any difficulties accessing the virtual meeting.

Stockholders will be able to ask questions through the virtual meeting website during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/CORE2021. The Company will answer appropriate questions during the virtual Annual Meeting.

How to Vote

Stockholders of record described below may cast their votes by:

(1) accessing the internet at www.proxyvote.com;

(2) calling 1-800-690-6903;

(3) requesting a paper copy of the 2020 Annual Report and 2021 proxy materials by following the instructions on the Notice of Internet Availability of Proxy Materials and promptly returning their signed and dated proxy/voting instruction card in the envelope provided; or

(4) attending the virtual Annual Meeting through the link www.virtualshareholdermeeting.com/CORE2021. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. The Annual Meeting will begin at 10:00 a.m. CDT (with login beginning at 9:45 a.m. CDT) on May 18, 2021.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing. If you are a beneficial owner and you prefer to vote online during the meeting, you will need to ask your broker, bank or other holder of record to furnish you with a legal proxy. You will not be able to vote your shares at the meeting without a legal proxy.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Vice President of Finance & Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting at the meeting.

Quorum

The holders of a majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy to constitute a quorum. Abstentions and broker non-votes (i.e. when a stockholder does not provide voting instructions to their broker or nominee as to one or more items to be voted upon) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors - Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director will continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of Named Executive Officer Compensation - The advisory resolution to approve Named Executive Officer compensation (Proposal 2) requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Ratification of Appointment of Accountants - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 3. Under New York Stock Exchange (“NYSE”) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons designated in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2020, which is available on our corporate website, www.core-mark.com, under “Investors.”

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 22, 2021, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our Named Executive Officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 22, 2021, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Except as otherwise noted below, each of the following individuals’ current address of record is c/o Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Security Holders:
BlackRock, Inc.(1)	6,769,561	15.0%
The Vanguard Group(2)	4,719,861	10.5%
Victory Capital Management Inc.(3)	3,175,599	7.0%
ClearBridge Investments, LLC(4)	2,783,835	6.2%

Directors and Named Executive Officers:
Scott E. McPherson	225,400	*
Randolph I. Thornton	125,078	*
Christopher K. Hobson	105,698	*
Stuart W. Booth	90,365	*
Robert G. Gross	87,026	*
William G. Stein	85,749	*
Christopher M. Miller	47,677	*
Harvey L. Tepner	46,486	*
Gary F. Colter	44,210	*
Laura Flanagan	15,227	*
Christopher M. Murray	12,706	*
Rocky Dewbre	6,717	*
Diane Randolph	3,975	*
All directors and executive officers as a group (15 persons)	902,838	2.0%
____________
*    Represents beneficial ownership of less than 1%.

(1)    The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on January 26, 2021.
(2)    The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filing with the SEC on February 10, 2021.
(3)    The address of Victory Capital Management Inc. is 4900 Tiedeman Rd. 4th Floor, Brooklyn, Ohio 44144. Share amounts listed are derived from Victory Capital Management Inc.’s Schedule 13G/A filing with the SEC on February 2, 2021.
(4)    The address of ClearBridge Investments, LLC is 620 8th Avenue, New York, New York 10018. Share amounts listed are derived from ClearBridge Investments, LLC’s Schedule 13G/A filing with the SEC on February 9, 2021.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s common stock (“10% owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers.

We believe that for 2020, all of our directors, executive officers and 10% owners were in compliance with the disclosure requirements of Section 16(a), except for one report disclosing one transaction on behalf of Mr. Christopher Miller.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	763,017	$0.01	3,156,745
Equity compensation plans not approved by security holders	—	—	—
Total	763,017	$0.01	3,156,745
___________
(1)    Consists of 430,643 shares subject to restricted stock units (“RSUs”) outstanding under our Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (“2019 LTIP”), 330,750 shares subject to RSUs outstanding under our Core-Mark Holding Company, Inc. 2010 Long-Term Incentive Plan (“2010 LTIP”) and 1,624 RSUs outstanding under our Core-Mark Holding Company, Inc. 2007 Long-Term Incentive Plan.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of nine directors, each of whose term expires at the 2021 Annual Meeting. Gary F. Colter and Randolph I. Thornton will not stand for re-election at the 2021 Annual Meeting and accordingly will retire from the Board at the 2021 Annual Meeting and the size of the Board will be reduced to eight directors effective at the conclusion of the 2021 Annual Meeting. We have benefited greatly from their perspectives and expertise and thank them for their leadership and service. The following eight directors have been nominated for re-election (or for initial election in the case of Ms. Turner) to serve for a term of approximately one year until the 2022 Annual Meeting or until their successors have been duly elected and qualified:

Stuart W. Booth
Rocky Dewbre
Laura Flanagan
Robert G. Gross
Scott E. McPherson
Diane Randolph
Harvey L. Tepner
Rosemary Turner
All of the nominees for election have consented to being named in this Proxy Statement and to serving if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of all the directors listed above.

NOMINEES FOR DIRECTOR

Stuart W. Booth, 70, has served as a Director of Core-Mark since August 2005. Mr. Booth is a retired financial executive. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. During 2001, Mr. Booth served as the Chief Financial Officer of Respond TV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Rocky Dewbre, 55, has served as a Director of Core-Mark since January 2019. Mr. Dewbre has served as President and Chief Operating Officer of Mansfield Service Partners since May 2020. He served as the Chief Executive Officer of Empire Petroleum Partners, LLC in Dallas, Texas from September 2017 to April 2019. He served as a Board member for CST Brands, Inc. from 2016 until 2017 when it was acquired by Alimentation Couche-Tard. Prior to CST Brands’ Board, Mr. Dewbre served as Executive Vice President at SUNOCO LP from 2014 to 2015. From 1992 until 2014, Mr. Dewbre served in a variety of leadership positions at Susser Holdings Corporation (“Susser”), including Chief Executive Officer at Susser Petroleum Partners, LP. Prior to Susser, he worked for Atlantic Richfield as an internal auditor and Deloitte & Touche as an auditor. Mr. Dewbre has a B.B.A. from Texas Tech University in Accounting and Management Information Systems and a Master of Business Administration from the University of Texas at Austin. Mr. Dewbre was nominated to serve on the Board of Core-Mark based on his extensive experience in the convenience retail industry and his financial expertise.

Laura Flanagan, 53, has served as a Director of Core-Mark since June 2016. Ms. Flanagan is currently the Chief Executive Officer of Ripple Foods and serves on the board of Callaway Golf. She served as Chief Executive Officer of Foster Farms, the West Coast leader in branded and private label poultry, headquartered in Livingston, California, from 2016 to February 2019. She was previously the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska, from 2011 until 2014, and served as President of ConAgra’s Convenient Meals Division from 2008 until 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2008. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005. Ms. Flanagan was nominated to serve on the Board of Core-Mark based on her valuable experience in and knowledge of marketing and the retail industry.

Robert G. Gross, 63, has served as a Director of Core-Mark since October 2011. Mr. Gross served as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, from his appointment in October 2012 until his retirement in May 2017. Mr. Gross had served as Chief Executive Officer of Monro Muffler Brake, Inc. since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

Scott E. McPherson, 51, has served as our President and CEO and as a Director since July of 2018. He previously served as our President and Chief Operations Officer from October 2017 to June 2018, and as Senior Vice President - Business Operations and Development from January 2015 to October 2017. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President – Corporate Development and from July 2007 to December 2009, he served as Senior Vice President – U.S. Distribution (East). From January 2003 to June 2007, Mr. McPherson served as Vice President – U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing, and from September 1992 to June 2000, he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business Administration degree from the University of Portland. Mr. McPherson was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. McPherson’s long experience with the Company and the distribution industry.

Diane Randolph, 66, has served as a Director of Core-Mark since January 2020. Ms. Randolph served as the Chief Information Officer of Ulta Beauty, Inc. (NASDAQ: ULTA) in Bolingbrook, Illinois from October 2014 to September 2020. Prior to joining Ulta Beauty, Inc., Ms. Randolph served as the Chief Information Officer of Reitmans (Canada) Limited from 2008 to 2014 and as its Director of Merchandise Business Process from 2005 to 2007. Prior to 2004, Ms. Randolph served in a variety of leadership positions at STS Systems, Ltd (now Aptos, Inc.). Ms. Randolph was nominated to serve on the Board principally based on her extensive technology expertise, specifically centered around digital capabilities and other emerging technologies.

Harvey L. Tepner, 64, has served as a Director of Core-Mark since August 2004. From 2008 to 2015, Mr. Tepner was a senior executive of WL Ross & Co. LLC, an investment fund manager, and a general partner in the WL Ross private equity funds. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP and a Managing Director of Loeb Partners Corporation from 1995 to 2002. Mr. Tepner previously served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc., and began his career with Price Waterhouse in Canada. Mr. Tepner serves on the boards of several private companies including Katerra, Inc. and Village Roadshow Entertainment Group (BVI) Limited. Over the preceding five years, Mr. Tepner has served on the boards of several public and private companies including Alpha Natural Resources Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Contura Energy Inc., Exide Holdings, Inc., and Nine West Holdings, Inc. Mr. Tepner received a Bachelor of Arts degree from Carleton University, a Master of Business Administration degree from Cornell University and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the wholesale distribution industry, and his expertise regarding business strategy, corporate finance, mergers and acquisitions, and corporate governance.

Rosemary Turner, 59, has been nominated by the Nominating and Corporate Governance Committee for election to the Core-Mark Board of Directors. She is currently Chair of the San Francisco Federal Reserve Board of Directors, where she has served as a member since 2016, and has been a Senior Advisor to Oaktree Transportation Infrastructure Fund since 2020. Ms. Turner held a variety of leadership positions during a 40-year career with UPS, including as president of the Nebraska / North and South Dakota, Southern California and Chesapeake regions, before she retired in 2019 from her role as President of the Northern California region. She also currently serves on the boards of directors of TFI International, The Bouqs, and SCAN Health Plan, a non-profit medical advantage organization, where she is chair of the audit and compliance committee. Ms. Turner has a bachelor’s degree in Accounting from Loyola Marymount University. She served as a member of Loyola

Marymount University’s Board of Trustees from 2014 until 2021. Ms. Turner was nominated to serve on the Board of Core-Mark based on her rich experience with logistics and distribution and for her financial, accounting and governance expertise.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of nine members, one of whom is a current employee of the Company, Mr. McPherson. The size of our Board of Directors will be reduced to eight directors at the conclusion of the 2021 Annual Meeting. Each of our executive officers (including our employee director) devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance). Printed copies of these charters may be obtained, without charge, by contacting the Vice President of Finance and Investor Relations, Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262, telephone number (800) 622-1713. Refer to the Contact page of our website at https://www.core-mark.com/distribution-centers for the current address of our corporate headquarters.

The following table summarizes the current membership of the Board and each of its committees:

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stuart W. Booth	X	Chair	X
Gary F. Colter	X	X		X
Rocky Dewbre	X	X	X
Laura Flanagan	X		X	Chair
Robert G. Gross	X	X	Chair
Scott E. McPherson	X
Diane Randolph	X			X
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chair		X	X

The current membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC and the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Rocky Dewbre, Robert G. Gross and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Currently, Mr. Booth is the Chair of the Audit Committee, and he, Mr. Colter, Mr. Dewbre, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. We believe the composition of our

Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term goals, for our Chief Executive Officer (“CEO”) and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our long-term incentive plans, reviews and determines equity-based compensation for our directors, executive officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are Robert G. Gross, Stuart W. Booth, Rocky Dewbre, Laura Flanagan, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Currently, Mr. Gross is the Chair of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Nominating and Corporate Governance Committee is also responsible for overseeing our information security environment. The current members of the Nominating and Governance Committee are Laura Flanagan, Gary F. Colter, Diane Randolph, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Currently, Ms. Flanagan is the Chair of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee comply with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time, our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2020, the Board and its Audit, Compensation and Nominating and Corporate Governance Committees held the following aggregate number of meetings:

Meeting	Number of Meetings
Board of Directors	6
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Each of our directors attended 100% of the meetings of the Board and 100% of the meetings of the committees on which they served during the period in which they were a director in 2020.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2020 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole on a bi-annual basis. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and whether the recommended actions are appropriate, including but not limited to further analysis, a change in Company policy or other appropriate response. In addition, the Governance Committee reviews the Company’s policies and compliance with respect to cybersecurity risk and regularly reports to the full Board.

Sustainability and Social Responsibility

In 2020, Core-Mark initiated a comprehensive assessment of the risk and opportunities associated with Environmental, Social and Corporate Governance (“ESG”) factors and began the journey of more formally embedding ESG strategy into our company operations and business procedures. Our ESG strategy was developed by identifying and evaluating the key risks that we face, developing a strategy to mitigate those risks and implementing environmental, climate change, labor and human rights policies to guide that strategy. Core-Mark’s approach to addressing the environmental and social sustainability risks that we face is focused in three key areas: our people, the communities we serve and operate in, and the environment. Within each area of focus, Core-Mark is driven by a guiding principle: to leave the world a better place as a result of its collective impact. Core-Mark’s focus on sustainability and social responsibility starts with a commitment to living our core values through our daily business operations and within the communities we service. Core-Mark’s Governance Committee reviews the Company’s ESG policies and initiatives and regularly reports its recommendations with respect to ESG matters to the full Board.

Core-Mark Core Values:

Our People

Core-Mark works to maximize wellness and growth opportunities for employees and their families.

Core-Mark strives to offer a best in class suite of healthcare options, without unduly burdening employees - all at a much lower cost to employees compared to many industry peers. Core-Mark believes healthcare should be accessible to all, and not a commodity that employees should have to forego for economic reasons. Core-Mark tailors employee insurance contributions such that high-earners bear a greater percentage of the cost for their health plans than do entry-level employees. Core-Mark also focuses on overall wellness, incentivizing employees to engage in real activity, and encouraging better health for themselves and their families.

Core-Mark also believes that overall wellness encompasses more than simply physical health, but includes mental and emotional health as well. As such, Core-Mark strives to be an industry leader in wellness offerings, including areas such as virtual access to mental health programs, parental leave benefits, and gender transition support.

Core-Mark believes that education and training provide opportunities for growth and advancement, and makes available tuition reimbursement for all employees. Core-Mark also offers a Company-wide driver-training program that is tuition-free for participants. We continue to target 200 employees a year to advance through this driver-training program.

Additionally, Core-Mark partners with the Core-Mark Families Foundation, which provides significant secondary education and trade scholarships to the qualified dependents of non-management employees on an ongoing basis. This program is funded by voluntary donations from Core-Mark’s employees, the Board of Directors, and vendor partners, and has awarded $400,000 in scholarships to the children of employees over the past four years.

In 2020, Core Mark adopted a Human Rights Policy, that among other things, demonstrates a firm commitment to diversity, equity, and inclusion. Core-Mark is committed to providing a safe environment, free from discrimination for all Core-Mark employees, contractors, customers, and suppliers and to maintaining workplaces that are free from discrimination or harassment on the basis of race, sex, color, national or social origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression, political opinion or any other status protected by applicable law. Our leaders value diversity and model inclusionary practices to amplify all voices, and we support equitable outcomes through fair hiring practices, and talent development by investing in the career growth and development of our employees.

Our Community

Core-Mark believes in the importance of reinvesting in the local communities it services, and contributes volunteer hours and donations to over 70 community and non-profit organizations around the U.S and Canada. As an example, Core-Mark corporate employees packed 20,000 meals with the help of the Pack Shack charitable organization in December 2019, which were proudly delivered in a Core-Mark truck to the Tarrant Area Food Bank in Fort Worth, Texas. In 2020, Core-Mark made a substantial charitable donation to Feeding America in lieu of gathering employees together due to the COVID-19 pandemic.

Core-Mark brings water and fresh food into communities all over the U.S. and Canada on a daily basis. In the event of an emergency or natural disaster impacting service areas, Core-Mark has an operating principle to be on the scene as soon as it is safe for employees. Core-Mark has previously mobilized entire command centers in order to bring needed items to impacted communities, and will continue to do so when the need arises.

When Core-Mark employees are negatively impacted by an emergency or natural disaster, the company has a history of covering insurance deductibles, providing temporary housing, and providing money for food and other necessities.

Our Environment

Core-Mark is committed to leaving a positive legacy for future generations through our focus on environmentally sustainable policies and initiatives focused on reducing our carbon footprint, waste and pollution. Core-Mark adopted both an environmental policy and a climate change policy that aligns with our corporate focus on driving shareholder value by ensuring the sustainability of our business and minimizing the impact of our operations on the environment and the climate. Core-Mark has critically evaluated the key environmental and climate change sustainability risks that we face and our policies are intended to form the backbone of our approach and objectives towards mitigating those risks. As a responsible company and leading supplier to our end customers, Core-Mark is committed to leverage the size of its operation and position as a “Best in Class” sustainable-focused distributor and marketer of consumer goods to reduce the impact of our business on climate change and the environment.

Among our key environmental initiatives include the following:

•Energy Conservation

◦Core-Mark is focused on continuing to increase energy efficiency in our warehouses by adjusting our operating practices and habits and investing in energy efficient technologies; therefore, improving our average kilowatt hours or annual energy consumption. Over the past 5 years, Core-Mark has invested in energy efficient lighting in 18 of our warehouse facilities generating approximately 8.4 million kilowatt hours of annual energy efficiency. We are targeting further investment in high efficiency LED lighting and lighting controls in our remaining facilities. We are currently evaluating enhanced automated thermostat controls settings in our warehouses as a means to further reduce our annual energy consumption. We are also currently evaluating further opportunities to enhance our energy efficiency including potential investment in higher efficiency coolers, freezer and forklifts.

•Greenhouse Gas (“GHG”) Emissions Reduction

◦Recognizing the impact that the transportation sector has in generating GHG emissions, Core-Mark is focused on reducing GHG emissions through investment in our fleet and through our ongoing route optimization initiatives.

◦Our strategy is based on assessing the relevant areas of our operation, establishing a data-driven baseline, and developing tangible solutions. We believe that there are substantial opportunities for Core-Mark to enhance the efficiency of our transportation fleet and thereby reduce GHG emissions. We continuously evaluate and upgrade our fleet of vehicles with a focus on increased fuel efficiency and reduced GHG emissions. In 2020, 90% of our trucks had more fuel efficient automatic-transmission tractors, 81% of our trailers had electric power back-up systems that reduce emissions by enabling trailer refrigeration engines to be shut down during idle time such as loading and unloading, 75% of our trailers had automated tire inflation systems to maximize fuel efficiency, 42% of trailers had solar-panel back-up systems to facilitate increased idle capacity without running the engine and 13% of our fleet utilized reduced emission compressed natural gas.

◦We also believe that there are substantial opportunities to reduce GHG emissions through the optimization of our delivery routes. We have invested in state-of-the-art route optimization software that enables us to maximize the efficiency of our routes and thereby reduced GHG emissions. Our routing software seeks to optimize routes by minimizing miles driven and safely maximizing the volume of goods delivered on every truck. We are currently doing initial testing of a highly efficient all-electric straight-box truck as a means to further reduce our GHG emissions.

◦Core-Mark’s route optimization efforts not only enhance the safety of its driver workforce, but have also resulted in a 12.4% annual mileage reduction, 11.8% less fuel gallons consumed and a carbon footprint CO2 reduction totaling in excess of 23.7 million pounds in 2020 versus 2019.

•Waste Minimization

◦Conscious of the positive impact waste management has on the environment, we are taking actions to minimize pollution through a focus on recycling of waste-paper and cardboard, the consumption of shrink wrap used to secure our pallets during transport and utilization of sustainable re-usable plastic pallets, totes and crates for the delivery of our goods. Since 2015, Core-Mark estimates that it avoided approximately 17,000 tons of cardboard waste through the utilization of pooled and re-usable plastic totes, crates and nestable pallets. As Core-Mark systematically upgrades its warehouse facilities and equipment, the Company has invested in more automated equipment such as automated shrink-wrappers that minimize shrink-wrap waste while ensuring the safety of our loads. Core-Mark is committed to making further investments and enhancing and standardizing our recycling programs to further minimize our waste impact.

•Sustainable Sourcing

◦We are committed to working with our suppliers to reduce their GHG emissions and address the impacts across our combined operation. Our approach to climate change focuses on developing sustainable initiatives with our suppliers to ensure we partner to increase energy and fuel efficiency, therefore, reducing our collective carbon footprint.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2020 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer for board membership and additional retainers for the Chair of the Board and the Chair of each Committee. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2020:

Compensation Component	2020 Compensation
Annual Board retainer(1)	$65,769
Annual Chair retainers(1)	Board of Directors - $60,000 Audit Committee - $30,000 Compensation Committee - $15,000 Nominating and Corporate Governance Committee - $15,000
Restricted stock units	Annual grant with a fair market value of approximately $100,000(2)
____________
(1)    The annual Board retainer and annual Chair retainers are paid in equal quarterly installments. The annual board retainer was voluntarily reduced by the Board from $80,000 to $60,000 effective April 15, 2020 as part of the Company’s COVID-19 pandemic cost savings initiatives, resulting in a pro-rated amount of $65,769 for fiscal 2020.
(2)    During 2020, each non-employee director received a grant of 3,975 restricted stock units under our 2019 LTIP.

The following table summarizes all compensation awarded to our non-employee directors in 2020:

Director Compensation Table

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total
Stuart W. Booth	$95,769	(2)	$100,647	$196,416
Gary F. Colter	65,769	(3)	100,647	166,416
Rocky Dewbre	65,769	(3)	100,647	166,416
Laura Flanagan	80,769	(4)	100,647	181,416
Robert G. Gross	80,769	(5)	100,647	181,416
Diane Randolph	65,769	(3)	100,647	166,416
Harvey L. Tepner	65,769	(3)	100,647	166,416
Randolph I. Thornton	125,769	(6)	100,647	226,416
____________
(1)    The directors were each granted 3,975 restricted stock units on January 22, 2020, at an aggregate fair market value at date of grant of $100,647. The restricted stock units fully vested on January 1, 2021.
(2)    Consists of: $65,769 Board retainer and $30,000 Audit Committee Chair retainer.
(3)    Consists of: $65,769 Board retainer.
(4)    Consists of: $65,769 Board retainer and $15,000 Nominating and Corporate Governance Committee Chair retainer.
(5)    Consists of: $65,769 Board retainer and $15,000 Compensation Committee Chair retainer.
(6)    Consists of: $65,769 Board retainer and $60,000 Chair of the Board retainer.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantee of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $120,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

There are no family relationships between any of the executive officers or directors.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investors.” The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, director qualifications and nominations, director responsibilities, executive sessions of the Board, committee functions, director access to senior managers and independent advisors, director compensation, director orientation and continuing education, management succession and Board performance evaluations.

The Governance Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; (iv) overseeing our information security environment, meeting regularly with our Chief Information Technology Officer (the “CIO”) and reviewing quarterly cyber incident reports prepared by the CIO; (v) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary; and (vi) reviewing Company performance in environmental, social and governance matters. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Information Technology Security Oversight

The Governance Committee meets annually with our CIO in order to review and assess the adequacy and effectiveness of our information technology security environment. The independent auditor performs an annual detailed review of our information technology general controls and the findings of the independent auditor are reviewed by the Governance Committee as part of the annual information technology review with the CIO. The Governance Committee also reviews a quarterly cyber incidence report that is prepared by the CIO and details cyber incidents as well as potential or known cyber threats or risks. Diane Randolph, an independent member of the Governance Committee, has extensive expertise in information technology and previously served as the Chief Information Officer of Ulta Beauty, Inc. (NASDAQ: ULTA). The Company maintains a cyber risk insurance policy.

Director Independence

The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that as of January 20, 2021, each of the non-employee Directors is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chair of the Board and the CEO

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chair of the Board and CEO of the Company, the Governance Committee believes that the current separation of Chair of the Board and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day-to-day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chair of the Board could distract the CEO from his primary role as leader of the Company’s business. In addition, the Governance Committee believes a non-management Chair of the Board helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and management. Currently, Mr. Thornton serves as the Chair of the Board, but will be retiring from the Board as of the 2021 Annual Meeting of Stockholders. The Board has determined that Mr. Gross will be appointed as the Chair of the Board and Mr. Dewbre will be appointed as the Chair of the Compensation Committee immediately following the 2021 Annual Meeting of Stockholders, subject to their re-election to the Board.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. During this annual review, the Company conducts individual interviews with each Director, which provide an opportunity to discuss the performance of other Directors and any feedback received is subsequently discussed with those individuals. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chair of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve. In August 2020, Diane Randolph submitted to the Chairman of the Governance Committee her resignation from the Board due to her retirement from Ulta Beauty, Inc. The Governance Committee discussed and considered Ms. Randolph’s resignation and recommended to the Board that Ms. Randolph continue to serve as a Director. The full Board agreed with the Governance Committee’s recommendation.

Mandatory Retirement for Directors

The Governance Committee and the Board believe that setting a retirement age for our directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines and Principles provide that a person may not be nominated or re-nominated to serve as a Director if such person is 75 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board. Messrs. Thornton and Colter, each of whom has reached the mandatory retirement age, will not stand for re-election at the Annual Meeting. The Board will be reduced from nine to eight directors effective at the conclusion of the 2021 Annual Meeting.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•Candidates should possess a team-oriented ethic and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board diversity. Candidates are also evaluated for “independence” in accordance with applicable rules of the Securities and Exchange Commission and the NASDAQ Stock Market. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chair, c/o Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Article II, Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the “Stockholder Proposals for 2022 Annual Meeting” section in this Proxy Statement.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (the “Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code is available on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance).

Core-Mark also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The policy also contains a prohibition on our directors, officers and employees from hedging any Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chair of the Audit Committee in writing as follows: Audit Committee Chair, c/o Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line toll-free at (877) 314-1738. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on the Corporate Governance page of our website (https://coremark.gcs-web.com/corporate-governance).

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“Executive Sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of Executive Sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in Executive Session during its Board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s CEO and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board or any individual director may do so by contacting the Chair of the Board by mail, addressed to Chair of the Board, Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262.

All communications to the Board will remain unopened and be promptly forwarded to the Chair of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chair of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our Named Executive Officers should be required to hold a meaningful amount of Core-Mark capital stock. The Company has implemented Stock Ownership Guidelines approved by the Board, which provide that our directors and Named Executive Officers must own shares of Core-Mark’s common stock with an aggregate value equal to the following multiple of such director’s annual cash retainer or officer’s base salary, as applicable:

Position	Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other Named Executive Officers	3x

Each director and Named Executive Officer is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director’s or officer’s appointment to such position. Compliance is measured as of February 15 each year. Any director or Named Executive Officer who fails to comply with the guidelines may be excluded from future grants of the Company’s capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director’s or executive’s ownership include (a) all shares of Core-Mark’s common stock owned outright or held in trust for the director or Named Executive Officer and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the Target achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark’s common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of Core-Mark’s common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a Named Executive Officer or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of February 15, 2021, all of our Named Executive Officers and directors who were subject to the Stock Ownership Guidelines were in compliance.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 5, 2021:

Name	Age	Position
Scott E. McPherson	51	President, Chief Executive Officer and Director
Christopher M. Miller	60	Executive Vice President and Chief Financial Officer
Christopher K. Hobson	52	Executive Vice President and Chief Operating Officer
Jennifer Hulett	41	Executive Vice President and Chief Human Resources Officer
Brian Brandon	51	Executive Vice President and Chief Information Officer
William G. Stein	51	Executive Vice President - Enterprise Growth
Christopher M. Murray	55	Executive Vice President - Marketing

Scott E. McPherson has served as our President and CEO since July of 2018. He previously served as our President and Chief Operations Officer from October 2017 to June 2018, and as Senior Vice President - Business Operations and Development from January 2015 to October 2017. From December 2009 to December 2014, Mr. McPherson served as our Senior Vice President - Corporate Development and from July 2007 to December 2009, he served as Senior Vice President - U.S. Distribution (East). From January 2003 to June 2007, Mr. McPherson served as Vice President – U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing, and from September 1992 to June 2000, he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business Administration degree from the University of Portland.

Christopher M. Miller has served as our Executive Vice President and Chief Financial Officer since January 2021. Previously, he served as our Senior Vice President and Chief Financial Officer since May 2016 and Vice President and Chief Accounting Officer beginning in January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, now part of The Superior Group, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

Christopher K. Hobson has served as our Executive Vice President and Chief Operations Officer since January 2021. Previously, he served as our Senior Vice President – Eastern Divisions beginning in January 2019, and from October 2017 to December 2018 Mr. Hobson served as our Senior Vice President – Western Divisions. Before that, he served as Senior Vice President – Sales and Marketing from January 2015 to September 2017. From January 2013 to December 2014, Mr. Hobson served as our Senior Vice President – Marketing, and from December 2009 until December 2012, Mr. Hobson served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives.” From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division, and from January 2005 to July 2007, Mr. Hobson served as our Hayward Division President. From 2000 to 2005, Mr. Hobson served as General/Area Sales Manager. Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven, Inc. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Jennifer Hulett has served as our Executive Vice President and Chief Human Resources Officer since May of 2020. Previously, she served as the Vice President and Head of People for Ericsson’s North American Market Area from August 2015 to May 2020. Before joining Ericsson, she worked for GE for 13 years and served in variety of leadership positions during her time with the company in the Oil & Gas, Power, Nuclear and Industrial divisions. Ms. Hulett received a Bachelor of Arts degree and a Masters of Labor and Industrial Relations from Michigan State University.

Brian A. Brandon has served as our Executive Vice President and Chief IT Officer since January 2021, and from February 2017 to January 2021, Mr. Brandon served as our Vice President, IT and Chief Information Officer (“CIO”). Before that, he served as our Senior Director, Application Management from September 2014 to January 2017. Prior to joining Core-Mark, Mr. Brandon worked for Agriculture Financial Services Corporation (“AFSC”) where he held progressively senior leadership roles, serving as AFSC’s CIO from November 2010 to August 2014. Mr. Brandon received a diploma in Computer Systems Technology from Red Deer College.

William G. Stein has served as our Executive Vice President - Enterprise Growth since January 2021. Previously, he served as our Senior Vice President – Enterprise Growth since January 2019, and from January 2013 to December 2018 Mr. Stein served as our Senior Vice President – Eastern Divisions. From June 2012 to December 2012, Mr. Stein served as our Vice President – U.S. Distribution (East), and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy’s Fast ’n Fresh.

Christopher Murray has served as our Executive Vice President – Marketing, before that he served as Senior Vice President – Marketing since May 2019. Prior to joining Core-Mark in 2019 Mr. Murray worked as a Senior Vice President Marketing for Jacksons Food Stores from June 2015 to May 2019. Before that Mr. Murray worked as Chief Executive Officer for Trinitas Consulting Group from July 2012 to May 2015. Mr. Murray received a Masters in Business Administration from Portland State University and a Bachelor of Science in Business and Computer Science from the University of Puget Sound.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely, our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company objectives. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short-term and long-term Company performance. Overall, we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” section in this Proxy Statement for additional details about our executive compensation program, including information about the fiscal year 2020 compensation of our Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related compensation tables and disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our last annual advisory vote on executive compensation was held on May 19, 2020 at the Company’s 2020 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and practices and the major factors that shape the creation and implementation of our executive compensation program. This Compensation Discussion and Analysis, and the more detailed tables and narrative that follow, also describe the material components of our 2020 executive compensation program for our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers (other than our principal executive officer and principal financial officer) who served as executive officers during fiscal year 2020. We refer to these individuals as our “Named Executive Officers”:

•Scott E. McPherson, our President and Chief Executive Officer (our “CEO”);

•Christopher M. Miller, our Executive Vice President and Chief Financial Officer (our “CFO”);

•Christopher K. Hobson, our Executive Vice President and Chief Operating Officer;

•William G. Stein, our Executive Vice President – Enterprise Growth; and

•Christopher M. Murray, our Executive Vice President – Marketing.

On January 7, 2021, the Company announced the appointment of Mr. Hobson as Executive Vice President and Chief Operating Officer. Prior to his promotion, Mr. Hobson’s most recent position was Senior Vice President – Eastern Divisions which he had held since January 2019.

Executive Summary

Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, offering a full range of products, marketing programs and technology solutions to approximately 40,000 customer locations. Our strategic framework is centered around three key initiatives: growing sales and margins faster than the industry, providing industry-leading category management solutions and leveraging our cost structure.

We believe our long-term success depends on our ability to attract, engage, develop and retain highly talented and diverse individuals who are committed to Core-Mark’s vision and strategies. Our approach to compensating our executive officers, including the Named Executive Officers focuses on the creation of long-term stockholder value by incentivizing our executive officers to implement key strategies designed to achieve our goals and objectives, including key human capital strategies that power the long-term success of our company.

2020 Financial Performance

In the midst of the global health crisis caused by the novel coronavirus pandemic (“COVID-19”) outbreak, we were able to deliver record earnings in 2020 driven by our ability to grow sales and leverage our operating costs. These cost savings partially offset a decline in gross profit due to a meaningful shift in sales mix as consumers changed their buying habits due to COVID-19.

2020 Key financial highlights:

•Record net sales of $16.96 billion.

•Net income of $63.2 million and Adjusted EBITDA(1) of $202.2 million.

•Return of value to stockholders through a regular quarterly dividend on our common stock, which increased in value by 9% in 2020 over 2019.

Key Executive Compensation Decisions for 2020

In line with our performance and compensation objectives, which favor incentive compensation over fixed compensation, the Compensation Committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2020:

•Base Salary. Assessed and set executive officer base salaries, factoring in total compensation compared to the competitive market, with adjustments for most of our executive officers.
•Annual Cash Incentives. Approved annual cash incentives for our executive officers contingent upon the achievement of various performance objectives.
•Long-Term Incentives. Granted long-term incentive compensation, in the form of time-based restricted stock unit awards (“RSUs”) and performance share awards for shares of the Company’s common stock, tied to our actual performance as measured against specific corporate objectives.

2020 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2020:

•Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors and each member is appointed by our Board of Directors.
•Annual Executive Compensation Review. The Compensation Committee conducts periodic reviews of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.
•Key Program Features. Our compensation practices are designed to align our executive compensation with long-term stockholder interests.

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(1)    Adjusted EBITDA is a non-GAAP financial measure and should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA is equal to net income adding back net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense and net foreign currency transaction gains or losses. See Annex I for the reconciliation of Adjusted EBITDA to net income.

What We Do

-   Compensation At Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance. In addition, a portion of “at risk” compensation is equity-based to align the interests of our executive officers and stockholders.

-   “Double-Trigger” Change-in-Control Arrangements. All change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before severance payments and benefits are paid).

-  Performance-Based Incentives. We use performance- based short-term and long-term incentives.

-   Multi-Year Vesting Requirements. Equity awards granted to our executive officers vest or are earned over multi-year periods, generally three years, consistent with current market practice and our retention objectives.

-   Stock Ownership Guidelines. Our Named Executive Officers and directors maintain meaningful stock ownership positions in the Company by following our Stock Ownership Guidelines.

-   Hedging and Pledging Prohibited. We prohibit our employees and directors from hedging any Company securities and from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

-   Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

-   Clawback Policy. We maintain a clawback policy pursuant to which each Section 16 Officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any incentive based compensation received, whether payable in cash or equity, if our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements. Additionally, our incentive plans contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

What We Don’t Do

-   No Retirement Plans. We do not currently offer pension arrangements, retirement plans or non-qualified deferred compensation plans or arrangements to our executive officers, other than our Section 401(k) plan, which is offered to all our other full-time salaried employees.

-   No Perquisites. We do not provide any significant perquisites or other personal benefits to our executive officers.

-   No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, including tax gross ups, for executive officers.

-   No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

-   No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

-   No Option Repricing. Our stock plan prohibits us from repricing stock options without stockholder approval.

2020 Stockholder Advisory Vote on Executive Compensation

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and practices, including the results of the “say-on-pay” advisory vote on Named Executive Officer compensation that we hold at each annual meeting of stockholders. Based on the results of a stockholder advisory vote on the frequency of future say-on-pay votes conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we would continue to hold a say-on-pay vote on an annual basis. At the 2020 Annual Meeting of Stockholders, approximately 99% of the votes cast approved our say-on-pay proposal. The Compensation Committee views the level of stockholder support for our executive compensation program as an indication that our stockholders support the Compensation Committee’s approach to executive compensation. Accordingly, no significant design changes were made to the executive compensation program in response to the vote.

Our 2020 executive compensation program, described below, reflects similar objectives and incentives to those we had in place for our 2019 executive compensation program.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year. Because we value the input we receive from our stockholders concerning the compensation of the Named Executive Officers, we have conversations with our key stockholders from time to time and the Compensation Committee will continue to consider their views in determining our compensation policies and practices.

Philosophy and Objectives of Our Compensation Program / What We Reward

We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining the compensation packages for our executive officers:

▪Improve Company performance and long-term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that our compensation program base a significant portion of our executive officers’ compensation on Company and individual performance and be “at risk.” We believe tying a significant portion of compensation to Company and individual performance motivates our executive officers to strive to improve the Company’s financial and operational position, which in turn increases long-term stockholder value.

▪Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating and entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence, and experience of our executive officers and employees that enable us to compete effectively in the markets and industry in which we operate. It is important to us to retain our experienced, long-term employees, avoid employee turnover, attract new high caliber executives, and create a cadre of dedicated professionals focused on improving the Company’s performance and long-term value. We also recognize the importance of a diverse and inclusive organization.

▪Integrate strategic goals and objectives into our annual incentive bonus and performance share programs that incentivize our executive officers to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our annual incentive bonus plan allows us to revise these components as our strategic goals evolve.

▪Align executive officer and stockholder long-term interests by providing a substantial portion of our executive officers’ compensation in the form of equity and encouraging equity ownership. The Compensation Committee believes that having a significant portion of executive compensation tied to equity with both time-based vesting and performance criteria directly aligns the interests of our executive officers and our stockholders. The performance criteria that the Compensation Committee has established ties executive compensation to the underlying value of the Company’s common stock, and focuses our executive officers’ attention on those financial measures that correlate closely with total stockholders’ return, such as Adjusted EBITDA (non-GAAP) growth. We also believe that equity awards in the form of time-based restricted stock unit awards help to foster an ownership mentality in our executive officers. We encourage stock ownership by our executive officers and have Stock Ownership Guidelines in place with respect to our senior executive officers to further align their interests with those of our stockholders.

▪Make proportionality and common sense the rule.  We do not believe in a strictly formulaic approach to compensation based solely on job classification, but rather, that compensation should be proportionate to the impact that an executive officer can have on the Company, and that equal contributors should be incentivized and compensated equally. In turn, we respect the low margin nature of our business by linking pay to performance, and we avoid excessive disparity between the compensation of our CEO or other senior executive officers and the compensation of the rest of our management team.

Elements of Executive Compensation

The total compensation for our executive officers, including the Named Executive Officers, consists of the following pay elements:

Base salary. Our base salaries, when combined with variable pay opportunities, are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate and to compensate for performing the basic functions of an executive position.

Annual incentive bonus. Our annual incentive bonuses are conditioned on our financial performance and achievement of strategic goals and objectives. The annual incentive bonus plan allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental, or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of each executive officer and set targets to complement the Company’s overall business objectives. The annual incentive bonuses to the Named Executive Officers are 100% “at risk,” and are not earned unless the executive officer attains specified goals.

Long-term equity incentive compensation. Our executive officers receive time-based and performance-based equity awards. Generally, restricted stock unit awards vest over a three-year period, which not only helps to retain our executive officers over time, but also aligns their compensation with the long-term appreciation of shares of the Company’s common stock and the interests of our stockholders. Performance share awards serve similar purposes, but also tie the receipt of such compensation to the achievement of additional specific organizational goals. The long-term performance-based equity incentive compensation for the Named Executive Officers is 100% “at risk,” and are forfeited unless the Company attains specified goals.

Executive severance benefits. Our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of employment other than for cause, the amount of which is determined on the basis of the affected officer’s base salary. We believe that job security is an important factor in attracting and retaining talented executives.

Health and welfare benefits. We provide our executive officers, as well as our non-executive employees, with health, life and disability insurance. Our executive officers, other senior officers, and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view these benefits as industry standard and necessary to attract and retain talented professionals.

The following illustrations show the various components of the target compensation of our CEO and the other Named Executive Officers for fiscal 2020:

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee is responsible for administering our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation program to ensure that it is appropriately aligned with our business strategy and is achieving our desired objectives and reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

In setting, reviewing, and adjusting compensation levels for our executive officers, the Compensation Committee considers a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals including:

•Specific expertise, capabilities, and potential of the individual;
•Our perception of market wage conditions and the amounts required to attract and retain capable executives; and
•Our experience in attracting and retaining executives with similar responsibilities.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at https://coremark.gcs-web.com/corporate-governance.

Role of Executive Officers

In making compensation decisions, the Compensation Committee meets with our CEO and Chief Human Resources Officer (“CHRO”) to obtain their feedback and recommendations with respect to the structure of our executive compensation program, as well as an assessment of the performance of each individual executive officer and recommendations on the compensation for each individual executive officer. In addition, our CEO, CFO, and CHRO develop recommendations for performance measures and target award opportunities for executive officers under our annual incentive bonus plan based on management’s business forecasts. Those recommendations are reviewed and approved first by the Compensation Committee and then by our Board of Directors. The CEO is not involved in any deliberations or decisions with respect to his own compensation.

Competitive Positioning

Although it is difficult to compare compensation levels and amounts against a true peer group in our industry, the Compensation Committee periodically reviews or discusses our compensation levels and amounts using market data based on a compensation peer group developed with the assistance of an external compensation consultant and approved by the Compensation Committee.

How We Determined and What We Paid Our Named Executive Officers in 2020

The compensation mix for our CEO and the other Named Executive Officers for 2020 was as follows:

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(1)    The Company defines three incentive plan payout levels for our performance-based equity awards and our non-equity incentive plan compensation. The performance levels are “Threshold,” “Target” and “Exceptional.” For the performance-based awards granted in 2020, the maximum aggregate grant date fair value that would have been received if the Exceptional level of performance were to be achieved was $784,591 for the CEO and an average of $476,446 for the other Named Executive Officers.

Base Salary

We do not apply rigid, formulaic, mandated salary brackets. The Compensation Committee evaluates and establishes the base salary of our CEO on an annual basis by taking into consideration his overall performance and contribution to the organization. Our CEO and CHRO recommend base salaries for our other executive officers, based on their evaluation of each individual’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at its regularly scheduled meeting held in January or early February of each year.

In January 2020, the Compensation Committee approved the 2020 base salaries for our executive officers. Increases to base salaries were attributable to aligning executive compensation closer to market comparatives, cost-of-living, executive performance and, in some cases, higher levels of responsibility. A portion of the increase in base salaries for 2020 was offset by a reduction in long-term equity compensation for each Named Executive Officer.

The base salaries of the Named Executive Officers for 2019 and 2020 were as follows:

Officer	2019 Base	2020 Base
Scott E. McPherson	$500,000	$575,000
Christopher M. Miller	362,033	409,097
Christopher K. Hobson	323,962	366,077
William G. Stein	297,124	335,750
Christopher M. Murray(1)	180,000	335,750
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(1)    Mr. Murray rejoined the Company on May 27, 2019. His 2019 base salary in the table above represents a pro-rated amount from his date of hire.

Annual Incentive Bonus

A substantial portion of each executive officer’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual incentive bonus plan is designed as an “at risk” bonus compensation plan to promote greater focus on the growth and profitability of the Company. This means an executive officer’s bonus potential is contingent and depends on the actual performance of the Company overall or within a specific region, in each case against specified financial goals. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive officers, taking into consideration that the Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established based on the performance of the Company and discussions between the CEO and the Compensation Committee. The applicable bonus criteria are changed to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than our CEO) are generally developed through discussions between our CEO and the executive officers in conjunction with the annual business planning process and are set near the beginning of the fiscal year to support the CEO and Company objectives approved by the Compensation Committee. Our CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other Named Executive Officers related to significant unplanned opportunities. The final bonus payouts for both our CEO and the other Named Executive Officers are approved by the Compensation Committee following the annual performance period. The level of an executive officer’s total maximum bonus opportunity is structured as a percentage of base salary and is approved by the Compensation Committee.

Minimum Performance Requirement for Funding of Annual Incentive Bonus Plan

There are minimum performance requirements that must be satisfied each year as a precondition to the payment of annual cash incentive awards to executive officers. To satisfy these minimum performance requirements, a predetermined target for Adjusted Pre-Tax Net Profit(1) (“PTNP”) on a Company-wide basis (for corporate-level executive officers) or a similar financial measure for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and excludes LIFO expense, impacts of acquisitions made in the current year and certain other non-recurring events.

For 2020, the applicable minimum performance requirement for bonus qualification of corporate-level Named Executive Officers was achievement of the Threshold level of Adjusted PTNP. For regional roles, the 2020 minimum performance requirements were set at the discretion of the CEO and approved by the Compensation Committee. In 2020, the Company met the minimum performance level required to pay bonuses to those executive officers measured on a Company-wide basis. In addition, the Eastern region met the required minimum performance level for a bonus to be paid to Mr. Hobson.

Company and Individual Objectives for Annual Incentive Bonus

Bonus Objectives and Requirements for 2020

In 2020, total maximum bonus opportunities for the Named Executive Officers were 150% of base salary for our CEO and 100% of base salary for all other named executive officers.

The total maximum annual incentive bonus award for each executive officer was allocated among several objectives. Each executive officer was given a set of Company or region objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive officer to influence the result). The following metrics are considered in setting specific objectives for the Named Executive Officers:

Adjusted PTNP - This objective is based on Company-wide results, except for Mr. Hobson, whose objectives were based on Adjusted PTNP for the Eastern region. PTNP is adjusted for items that are not within the direct control of management including foreign exchange gains and losses, and certain expenses related to acquisitions, if applicable.

Total Sales - This component is based on specific targets for the Company’s total revenues in 2020, except for Mr. Hobson, whose objectives were based on total revenues for the Eastern region.

Return on Net Assets(1) (“RONA”) - This component is based on the Company’s RONA percentage (excluding the impact of acquisitions and certain other adjustments) in 2020. RONA is defined as Adjusted PTNP divided by the sum of: average levels of receivables, inventory, and fixed assets; less the sum of average levels of payables and accrued liabilities.

Cost Leverage - This component is based on the Company’s cost leverage in 2020 relative to 2019. Cost leverage is measured as the total operating expenses less amortization as determined by the Company’s audited financial statements divided by the total cubic feet of product sold. For Mr. Hobson, this component is based on cost leverage for the Eastern region.
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(1)Adjusted PTNP and RONA are non-GAAP financial measures and should be considered as supplements to, and not as substitutes for, or superior to, financial measures calculated in accordance with generally accepted accounting principles (“GAAP”).

Safety - This component is based on the Company’s employee safety record as measured by specific targets for recordable incident rates (“RIR”) in 2020. RIR is the number of recordable injuries or illnesses as defined by the United States Department of Labor Occupational Safety and Health Administration divided by total hours worked. Named Executive Officers are eligible to receive 100% of their potential bonus only if Company-wide RIR is at or below a specific target, except that the RIR target for Mr. Hobson is based upon the Eastern region. If the RIR is greater than target, the executive will forfeit 10% of the total bonus earned. If the 2020 RIR is worse than the 2019 RIR, then the executive will forfeit 20% of the total bonus earned.

Strategic Pricing - This component is based on the Company’s 2020 strategic pricing gains calculated for the calendar year. This component solely applies to Mr. Stein.

In 2020, the annual incentive plan metrics and their respective weightings for each of our Named Executive Officers were as follows(1):

Officer	Adjusted PTNP	Total Sales	RONA	Cost Leverage	Strategic Pricing
Scott E. McPherson	60%	20%	20%	NA	NA
Christopher M. Miller	60%	20%	20%	NA	NA
Christopher K. Hobson	50%	30%	NA	20%	NA
William G. Stein	40%	40%	NA	NA	20%
Christopher M. Murray	60%	20%	20%	NA	NA
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(1)    NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

Performance Levels for Each Objective

Our annual incentive bonus plan provides for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1) “Exceptional” level performance for any objective entitles an executive officer to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such a plan.

(2) “Target” level performance for any objective entitles the executive officer to two-thirds, or approximately 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and generally represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3) “Threshold” level performance for any objective entitles the executive officer to one-third, or approximately 33%, of the maximum amount allocated to that objective. This level represents the lowest level of performance deemed worthy of a bonus.

The following table summarizes each Named Executive Officer’s total annual cash incentive bonus opportunities where performance for each objective was at “Threshold,” “Target” or “Exceptional” levels:

	Annual Incentive Bonus Opportunity (% of Salary)
Officer	Threshold	Target	Exceptional
Scott E. McPherson	50%	100%	150%
Christopher M. Miller	33%	67%	100%
Christopher K. Hobson	33%	67%	100%
William G. Stein	33%	67%	100%
Christopher M. Murray	33%	67%	100%

Our CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for each Named Executive Officer (other than himself) based on his subjective evaluation of a region or the Company’s operating plan. For example, if our CEO views a component of a plan as exceptionally aggressive or challenging, the “Exceptional”

performance level for that component of the bonus may be revised, with the “Target” and “Threshold” levels adjusted accordingly. Bonus payments are generally conditioned upon an executive officer’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.

The following table discloses the 2020 bonus performance levels achieved for certain Company-wide objectives for the Named Executive Officers and approved by the Compensation Committee:

Measure	2020 Level Achieved
Adjusted PTNP (Company)	>$111.1M	Exceptional
RONA	>12.7%	Exceptional
Total Sales (Company)	>$16.9B	Threshold

The bonus levels achieved as a percentage of the maximum opportunity for our Named Executive Officers for 2020 were as follows(1):

Officer	Adjusted PTNP	Total Sales	RONA	Cost Leverage	Strategic Pricing
Scott E. McPherson	100%	33%	100%	NA	NA
Christopher M. Miller	100%	33%	100%	NA	NA
Christopher K. Hobson	100%	100%	NA	33%	NA
William G. Stein	100%	33%	NA	NA	100%
Christopher M. Murray	100%	33%	100%	NA	NA
____________
(1)    NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

2020 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For 2020, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive officer’s individual objectives and made a recommendation to the Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate, and ultimately approved by the Compensation Committee. Based on the Company’s results for 2020, the Compensation Committee approved cash bonuses for the Named Executive Officers as follows:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
Scott E. McPherson	$747,499	87%
Christopher M. Miller	354,550	87%
Christopher K. Hobson	317,266	87%
William G. Stein	246,216	73%
Christopher M. Murray	290,983	87%

Long-Term Equity Incentive Compensation

We believe that the best way of assuring that the interests of our executive officers are aligned with the interests of our stockholders is to provide them with meaningful stock ownership opportunities and requirements. In addition, equity compensation also provides incentives that support the retention of our executive officers and rewards them for both short-term and long-term Company performance. In May 2019, we adopted the 2019 Long-Term Incentive Plan (the “2019 LTIP”), which replaced the previous 2010 Long-Term Incentive Plan (the “2010 LTIP”) on a go-forward basis. The 2019 LTIP and 2010 LTIP were designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time with continued service or vest based upon the achievement of certain specified Company objectives and continued service.

For 2020, the equity awards granted to our executive officers, including the Named Executive Officers, under the 2019 LTIP consisted of RSU awards and performance share awards. While there are no minimum holding periods for RSU awards and performance share awards, such awards are subject to time-based settlement and the Named Executive Officers are also subject to compliance with our Stock Ownership Guidelines. Stock option awards are not subject to a minimum holding period, and no stock option awards were granted to Named Executive Officers in 2020. RSU awards are the equivalent in value to one share of the Company’s common stock and entitle the recipient to receive one common share of the Company’s common stock for each RSU at the end of a specified vesting period. RSU awards are subject to certain restrictions and risk of forfeiture. One-third of RSU awards granted in 2020 vested on January 22, 2021, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2022 and 2023, respectively.

Performance share awards under the 2019 LTIP and the 2010 LTIP may include:

•(i) specific dollar-value target awards;

•(ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance; and/or

•(iii) performance shares, the value of each such share being equal to the fair market value of a share of the Company’s common stock on the date of grant.

2020 performance share awards were granted with a value equal to the fair market value of a share of the Company’s common stock at the time of the grant. The number of performance shares that the recipient ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. One-third of performance share awards granted in 2020 vested on January 22, 2021, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2022 and 2023, respectively.

The Named Executive Officers received the following equity awards during 2020:

Officer	Number of Restricted Stock Units Awarded	Number of Performance Shares Awarded(1)	Number of Performance Shares Earned
Scott E. McPherson	16,902	30,987	27,888
Christopher M. Miller	12,917	19,376	17,438
Christopher K. Hobson	12,917	19,376	17,438
William G. Stein	12,917	19,376	17,438
Christopher M. Murray	11,427	17,140	15,426
____________
(1)Represents the maximum number of shares that may be awarded.

Performance Shares Awarded and Earned for 2020
Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company-wide metrics. For 2020, under terms of such awards, a qualifying internal RONA requirement was established and then if met, a specified percentage of the shares of the Company’s common stock subject to the performance share awards would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Target” or “Exceptional” level for Adjusted EBITDA(1).

___________
(1)    Adjusted EBITDA is net income as reported in the Company’s 2020 Form 10-K before net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense and net foreign currency transaction gains or losses. See Annex I for the reconciliation of Adjusted EBITDA to net income.

At the “Threshold” level for each factor, 33% of the shares of the Company’s common stock subject to the performance share awards were to be awarded, at the “Target” level approximately 67% were to be awarded, and at the “Exceptional” level all performance shares applicable to such factor were to be awarded. If the level of performance fell between two levels (Threshold and Target for example), the percentage would be determined by a straight line pro-ration between the two levels based upon the actual performance achieved.  If the level of performance fell below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeded the “Exceptional” level, 100% of the shares would be awarded.

The following achievement levels were established for performance share awards for 2020 (in millions):

Metric	Threshold	Target	Exceptional
Adjusted EBITDA(1)	$187.0	$198.0	$204.0
___________
(1)    Adjusted EBITDA is net income as reported in the Company’s 2020 Form 10-K before net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense and net foreign currency transaction gains or losses. See Annex I for the reconciliation of Adjusted EBITDA to net income.

The performance level achieved during the 2020 calendar performance period was determined by our Compensation Committee in January 2021. The Compensation Committee determined that the qualifying RONA level for 2020 was met and performance shares were therefore deemed to be earned based upon the level of Adjusted EBITDA achieved. Based upon the Company’s achievement of $202.2 million of Adjusted EBITDA for 2020, each of the Named Executive Officers earned 90% of the maximum potential award.

Section 162(m) Deduction Limitation

Under Section 162(m) of the Internal Revenue Code, for 2017 and prior years, certain compensation paid by the Company to its named executive officers was subject to a limitation on tax deduction for amounts in excess of $1 million per year, unless the compensation qualified as “performance-based compensation” under Section 162(m).

In 2017 and in prior years, the Company’s executive compensation program was administered, to the maximum extent deemed appropriate by the Committee, in a manner intended to comply with the performance-based compensation exception, while maintaining flexibility to pay amounts that may not qualify.  Under the Tax Cuts and Jobs Act of 2017, the performance-based compensation exception from the deduction limitation under Section 162(m) has been eliminated, except for compensation subject to a transition rule for certain “grandfathered” compensation arrangements.  Thus, the Company expects that additional amounts paid to its Named Executive Officers in 2020 and future years will not be tax deductible for federal income tax purposes.  The Committee will continue to take into account the impact of Section 162(m) on its executive compensation programs, including the availability of the transition rule for existing qualified arrangements.

Group Life, Accidental Death & Dismemberment and Short and Long-Term Disability Insurance
All of our executive officers, including the Named Executive Officers, are eligible to participate in our group life, accidental death and dismemberment, and short and long-term disability insurance programs, each of which is also available to our non-executive employees. In addition, our executive officers, including the Named Executive Officers, and other senior officers and managers are provided with additional group life insurance, with a benefit of one and one-half times base salary up to a maximum of $300,000.
We do not maintain any defined benefit or other retirement program for our executive officers. Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees. We currently match any contributions made to the Section 401(k) plan by our employees, including our executive officers, of up to 3% of the employee’s compensation (up to a $285,000 annual base salary limit). The Company temporarily suspended the 401(k) contribution match effective April 15, 2020 as part of cost savings measures in response to COVID-19. The 401(k) contribution match was reinstated as of October 1, 2020 due to the Company’s financial performance.

Perquisites and Other Personal Benefits
Our executive officers are eligible to participate in the same retirement and health and welfare benefits that are offered to all full-time employees. We generally do not provide automobile allowances, club memberships or other perquisites or other personal benefits to our executive officers. We provide our executive officers with standard relocation packages to the extent we request their relocation for business reasons.

Post-Employment Compensation
Certain of our equity incentive plans provide for benefits that could be triggered by a change in control of the Company. Under our 2019 LTIP and 2010 LTIP, if the employee is terminated within one year after a change in control of the Company:
•all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested;
•all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse; and
•vesting on all earned performance share awards accelerates.
If a change in control of the Company occurs before the completion of the applicable performance period for a performance share award under any of our long-term incentive plans, such performance share award will vest at the “Target” performance level (see the “Potential Payments upon Termination or Change-in-Control” section in this Proxy Statement for further information).
In addition to the change in control provisions described above, the Named Executive Officers are eligible to receive payments and benefits under our Executive Severance Policy. Pursuant to this Policy, corporate officers and vice presidents, as well as division presidents, are eligible to receive a severance payment upon their involuntary termination of employment for reasons other than cause, gross misconduct, or an insured long-term disability. To receive any payments or benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company.
We believe providing these arrangements helps us compete for and retain executive talent and that our severance policies are generally comparable with severance packages offered to executives by the companies in our compensation peer group.
See the “Potential Post-Employment Payments to Named Executive Officers” section in this Proxy Statement for a discussion of these arrangements and the quantification of the amounts that would have been payable to each of the Named Executive Officers upon retirement or upon a change in control of the Company as of December 31, 2020.
Severance Policy

Each of our Named Executive Officers, executive vice presidents, senior vice presidents, and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

Both U.S.-based and Canada-based Executives:

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than twenty years	Twelve months of base salary
More than twenty years	Eighteen months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. Additionally, the officer is entitled to a payment of a prorated bonus for the year of their termination.

U.S.-based Executives Only:

U.S.-based executives shall also receive COBRA cost reimbursement for the same number of months of their base salary payments.

Canada-based Executives Only:

The severance benefits under this policy are inclusive of all notice, severance, and other benefits under Canadian law. Canadian executives are not entitled to any other pay or benefits upon termination.

Accelerated Option Vesting. In addition, an executive officer who has received an option grant under our 2019 LTIP or 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Compensation-Related Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages our executive officers, including the Named Executive Officers, to take excessive risk. By offering equity-based awards that are not immediately exercisable, we believe the interests of our executive officers are aligned with those of our stockholders.

CEO Pay Ratio

For 2020, the total compensation of Scott E. McPherson, our CEO, was $2,282,740, as shown on the Summary Compensation Table in the section “Compensation of Named Executives” in this Proxy Statement, and the total compensation of our median employee was $46,428, resulting in a CEO pay ratio of 49:1. We identified the median employee using our employee population as of November 13, 2020, which included all employees of full-time and part-time status (other than our CEO) who were employed on that date. The majority of our employees receive base salary (paid on a biweekly basis) and some employees also have the potential to earn performance-based cash incentives, which is why we used this total cash compensation as the basis for identifying our median employee. We then calculated the median employee’s total compensation in the same manner as the named executive officers in the Summary Compensation Table.

Other Compensation Policies

Stock Ownership Policy

We believe that our Named Executive Officers and our directors should own and hold shares of the Company’s common stock to further align their interests and actions with the interests of our stockholders. As of February 15, 2021, all Named Executive Officers and directors who were subject to the Stock Ownership Guidelines were in compliance with such guidelines.

Equity Award Grant Practices

Our current equity award grant policy provides that RSUs and Performance Share awards made to our executive officers and other eligible employees be granted in January or early February each year after approval by our Board of Directors. In accordance with our equity award grant policy, all new-hire equity awards are granted following the first date of employment. Any special equity awards (non-new hire or annual) made by the Compensation Committee are effective on the date they are approved by the Compensation Committee. Equity awards are not timed in relation to the release of material information about the Company.

Derivatives Trading and Hedging Policy
Our Board of Directors has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our directors and employees, including our executive officers. This policy provides that all employees and members of our Board of Directors are prohibited from engaging in certain forms of hedging or monetization transactions that allow the employee or director to continue to own the covered securities without the full risks and rewards of ownership, such as zero-cost collars and forward sales contracts.
In addition to the foregoing, our executive officers and members of our Board of Directors are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Policy on Recovery of Incentive Compensation
Our Board of Directors has adopted a policy relating to the repayment, recovery or forfeiture of incentive-based compensation by certain officers that are “officers” under Section 16(a) of the Securities Exchange Act of 1934 in the event we are required to restate our financial statements resulting from material noncompliance with any financing reporting requirements under U.S. securities laws (other than due to a change in applicable accounting rules or interpretation). This policy is administered by the Compensation Committee.
In addition, our 2019 LTIP and 2010 LTIP contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the 2019 LTIP or 2010 LTIP, as applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of five non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Compensation Committee Chair, Robert G. Gross, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
Robert G. Gross, Chair
Stuart W. Booth
Rocky Dewbre
Laura Flanagan
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table summarizes all compensation in 2020, 2019 and 2018 awarded to our current principal executive officer, our principal financial officer and our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2020. We refer to these executive officers as the “Named Executive Officers.”

Summary Compensation Table

Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Scott E. McPherson	2020	$575,000	$951,019	$747,499	$9,222	$2,282,740
President & Chief	2019	500,000	944,994	599,999	9,237	2,054,230
Executive Officer	2018	450,000	1,641,309	270,831	9,087	2,371,227

Christopher M. Miller	2020	409,097	654,117	354,550	7,226	1,424,990
Exec. VP & Chief	2019	362,033	808,169	343,930	9,237	1,523,369
Financial Officer	2018	351,488	808,194	187,459	9,087	1,356,228

Christopher K. Hobson	2020	366,077	654,117	317,266	6,537	1,343,997
Exec. VP & Chief	2019	323,962	808,169	212,898	50,088	1,395,117
Operating Officer	2018	311,502	808,170	192,092	153,910	1,465,674

William G. Stein	2020	335,750	654,117	246,216	6,051	1,242,134
Exec. VP - Enterprise	2019	297,124	808,169	193,131	9,237	1,307,661
Growth	2018	288,470	808,170	57,679	9,087	1,163,406

Christopher M. Murray	2020	335,750	578,663	290,983	6,054	1,211,450
Exec. VP - Marketing	2019(5)	180,000	666,012	273,000	170,337	1,289,349
	2018(5)	NA	NA	NA	NA	NA
(1)    Represents base salary paid during the year.
(2)    This column represents the aggregate grant date fair value for awards granted in 2020, 2019 and 2018, respectively. For performance awards granted in 2020, 2019 and 2018, we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. For the performance awards granted in 2020, the maximum aggregate grant date fair value that would have been received if the highest level of performance were achieved would have been $784,591 for Mr. McPherson, $490,600 for Mr. Miller, Mr. Hobson, Mr. Stein, and $433,985 for Mr. Murray. For the performance awards granted in 2019, the maximum aggregate grant date fair value that would have been received if the highest level of performance were achieved would have been $623,693 for Mr. McPherson, $533,410 for Mr. Miller, Mr. Hobson, Mr. Stein and $395,998 for Mr. Murray. For the performance awards granted in 2018, the maximum aggregate grant date fair value that would have been received if the highest level of performance were achieved would have been $678,110 for Mr. McPherson, $502,635 for Mr. Miller, $531,588 for Mr. Hobson and Mr. Stein. Mr. Murray was not employed by the Company in 2018. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the Named Executive Officers. For a description of these performance shares, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — How We Determined and What We Paid Our Named Executive Officers in 2020 — Long-Term Equity Incentive Compensation.”
(3)    The amounts in this column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on the Company’s financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — How We Determined and What We Paid Our Named Executive Officers in 2020 — Annual Cash Incentive Bonus.”

(4)    The components of the “All Other Compensation” column for 2020 are detailed in the following table:

			Named Executive Officers
Description	S.E. McPherson	C. M. Miller	C.K. Hobson	W.G. Stein	C.M. Murray
Company matching contribution to 401(k) plan	$8,550	$6,554	$5,865	$5,379	$5,382
Payment of life and other insurance premiums	672	672	672	672	672
Relocation	—	—	—	—	—
Auto Allowance	—	—	—	—	—
Total	$9,222	$7,226	$6,537	$6,051	$6,054
(5)    Mr. Murray rejoined the Company on May 27, 2019. His base salary for 2019 in the table above represents a pro-rated amount from his date of hire. Mr. Murray was not employed with the Company during fiscal 2018.

The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2020:
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Grant Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(1)	Target(1)	Maximum(1)	Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock Awards(5)
Scott E. McPherson	1/22/2020	$287,497	$574,997	$862,500	10,329	20,658	30,987	16,902	$951,019
Christopher M. Miller	1/22/2020	136,364	272,730	409,097	6,459	12,917	19,376	12,917	654,117
Christopher K. Hobson	1/22/2020	122,024	244,050	366,077	6,459	12,917	19,376	12,917	654,117
William G. Stein	1/22/2020	111,916	223,832	335,750	6,459	12,917	19,376	12,917	654,117
Christopher M. Murray	1/22/2020	111,916	223,832	335,750	5,713	11,427	17,140	11,427	578,663
____________
(1)    The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Target” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Target” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a detailed description of these payout levels.
(2)    Awarded under the 2020 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2020 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section in this Proxy Statement.
(3)    Performance shares awarded under the 2019 LTIP. The incentive opportunity was tied to Adjusted EBITDA goals and a RONA qualifier. The Threshold, Target and Maximum payout levels assume that each of those goals was achieved at the Company’s corresponding level of “Threshold,” “Target” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, if any, refer to the Compensation Discussion and Analysis section in this Proxy Statement. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.
(4)    Restricted stock units awarded under the 2019 LTIP. Such awards are subject to a three-year vesting requirement and permit a net-exercise feature to cover tax withholding for the executive officers.
(5)    Represents the grant date fair value of each equity award computed in accordance with applicable guidance. The grant date fair value per share on January 22, 2020 was $25.32 for performance shares and restricted stock units.

The following table presents information concerning the number and value of restricted stock units and performance shares held by our Named Executive Officers and have not vested as of December 31, 2020:

Outstanding Equity Awards at Fiscal Year-End(1)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Scott E. McPherson	42,194	$1,239,238	49,853	$1,464,183
Christopher M. Miller	26,662	783,063	35,343	1,038,024
Christopher K. Hobson	26,322	773,077	35,673	1,047,716
William G. Stein	26,322	773,077	35,673	1,047,716
Christopher M. Murray	16,045	471,242	22,199	651,985
____________
(1)    There were no unexercised option awards as of December 31, 2020 for our Named Executive Officers.
(2)    Restricted stock units were granted on January 22, 2020, January 23, 2019, January 22, 2018 and July 2, 2018. The January 22, 2020 awards vest one-third on January 22, 2021 with the remaining two-thirds vesting in equal annual installments on the first business day of each of January 2022 and 2023. The January 23, 2019 awards vested one-third on January 23, 2020, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2021 and 2022. The January 22, 2018 awards vested one-third on January 22, 2019, with the remaining two-thirds vesting in equal annual installments on the first business day of January 2020 and 2021. Upon being promoted to CEO, Mr. McPherson received an additional award on July 2, 2018, which vests in equal annual installments over the next three years of the anniversary of the grant. Market value is based on a closing price of $29.37 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2020.
(3)    Number includes performance share awards which were granted on January 22, 2018, July 2, 2018, January 23, 2019, May 27, 2019, and January 22, 2020. Market value is based on a closing price of $29.37 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2020. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2020 under each outstanding performance share grant against the threshold (“Threshold”), target (“Target”), and maximum (“Exceptional”) performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts.

There were no unexercised option awards as of December 31, 2020 for our Named Executive Officers. The following table presents information concerning the vesting of restricted stock units and performance shares held by our Named Executive Officers during the year ended December 31, 2020:

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Scott E. McPherson	41,064	$1,059,895
Christopher M. Miller	24,069	618,943
Christopher K. Hobson	24,069	618,683
William G. Stein	23,882	613,828
Christopher M. Murray	5,695	144,425

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning our stock-based compensation plans are included in Note 13, “Stock Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2020 Annual Report on Form 10-K filed on March 2, 2020.

Potential Payments Upon Termination or Change-in-Control

Severance Policy

Each of our Named Executive Officers, executive vice presidents, senior vice presidents, and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

Both U.S. and Canada-based Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than twenty years	Twelve months of base salary
More than twenty years	Eighteen months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. Additionally, the officer is entitled to a payment of a prorated bonus for the year of their termination.

U.S.-based Executives Only. U.S.-based executives shall also receive COBRA cost reimbursement for the same number of months of their base salary payments.

Canada-based Executives Only.  The severance benefits under this policy are inclusive of all notice, severance, and other benefits under Canadian law. Canadian executives are not entitled to any other pay or benefits upon termination.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2019 LTIP or 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 and 2019 LTIP and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. Time-vesting awards made under our 2010 LTIP after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and prorated vesting for awards held less than one year at the time of retirement). The Potential Post-Employment Payments to Named Executive Officers table assumes that all Named Executive Officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2020. Upon retirement, this table assumes unvested performance shares are forfeited and restrictions lapse on all restricted stock units. There were no options outstanding as of December 31, 2020.

Change-in-Control

Award grants made to our Named Executive Officers under our 2019 LTIP or 2010 LTIP generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after such acquisition, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Target” level. Under our 2010 LTIP, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our Named Executive Officers upon retirement or upon a non-public change in control of the Company, assuming such event took place on December 31, 2020.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	Scott E. McPherson			Christopher M. Miller			Christopher K. Hobson			William G. Stein			Christopher M. Murray
	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-	Retire-	Without	Change-in-
Benefits	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)
Cash Severance(4)	$—	$862,500	$862,500	$—	$409,097	$409,097	$—	$549,116	$549,116	$—	$503,625	$503,625	$—	$55,958	$55,958
COBRA Reimbursements(4)	—	23,188	23,188	—	—	—	—	33,997	33,997	—	33,997	33,997	—	3,630	3,630
Restricted Stock	1,239,238	—	2,703,420	783,063	—	1,821,087	773,077	—	1,820,793	773,077	—	1,820,793	471,242	—	1,123,226
Total	$1,239,238	$885,688	$3,589,108	$783,063	$409,097	$2,230,184	$773,077	$583,113	$2,403,906	$773,077	$537,622	$2,358,415	$471,242	$59,588	$1,182,814
___________
(1)    Core-Mark Holding Company, Inc. does not have an official retirement age for employees. For awards made after January 1, 2012 under the 2010 LTIP, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all such acceleration of awards to Named Executive Officers would have been so approved if termination occurred on December 31, 2020. Upon retirement, this table assumes unvested performance shares are forfeited and restrictions lapse on all restricted stock units. There were no options outstanding as of December 31, 2020.
(2)    Upon termination without cause, terminated executives are eligible for severance cash payments in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.
(3)    Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated. There were no options outstanding as of December 31, 2020.
(4)    Executive officers, executive vice presidents, senior vice presidents and vice presidents may receive benefits under the Core-Mark Executive Severance Policy. As Mr. McPherson’s, Mr. Hobson’s and Mr. Stein’s service with our Company is more than 20 years as of December 31, 2020, they would receive 18 months’ salary and COBRA reimbursements, payable in a lump sum, if terminated on December 31, 2020. If terminated on December 31, 2020, Mr. Miller would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. As Mr. Murray’s service with our Company is less than 2 years, he would have received 2 months’ salary and COBRA reimbursements, payable in a lump sum, if terminated on December 31, 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (referred to herein as “the independent auditor”) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by PCAOB Auditing Standard 1301: Communications with Audit Committees (formerly Auditing Standard No. 16, Communications with Audit Committees).

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chair
Gary F. Colter
Rocky Dewbre
Robert G. Gross
Harvey L. Tepner

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2021. D&T served as our independent auditor for 2020. At the Annual Meeting, the stockholders are being asked to ratify the selection of D&T as Core-Mark’s independent auditor for 2021. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will be present at our Annual Meeting.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2020 and 2019 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	Year Ended December 31,
Description of Professional Service	2020	2019
Audit Fees(1)	$2,974,783	$2,899,683
Audit-related Fees(2)	150,801	—
Tax Fees(2)	45,000	37,288
Total	$3,170,584	$2,936,971
____________
(1)    These are fees and expenses for professional services performed and billed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.
(2)    These are fees and expenses for professional services performed and billed by D&T in relation to our Form S-3 filing.
(3)    These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.
Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.
Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.
All services performed by D&T in 2020 and 2019 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2022 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 6, 2021.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company’s website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2022 Annual Meeting, such proposal must be delivered to Core-Mark no earlier than January 18, 2022 and no later than February 17, 2022. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2022 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.
Any stockholder proposals or notices submitted to Core-Mark in connection with the 2022 Annual Meeting should be addressed to: Vice President of Finance & Investor Relations, Core-Mark Holding Company, Inc., 1500 Solana Boulevard, Suite 3400, Westlake, Texas 76262.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(Unaudited and in millions)

	Year Ended December 31,
	2020	2019	% Change
Net income	$63.2	$57.7	9.5%
Interest expense, net	10.5	14.4
Provision for income taxes	20.1	19.7
Depreciation and amortization	66.6	60.9
LIFO expense	30.7	27.6
Stock-based compensation expense	10.2	9.6
Foreign currency transaction losses, net	0.9	0.8
Adjusted EBITDA (non-GAAP)	$202.2	$190.7	6.0%

CORE-MARK HOLDING COMPANY, INC.
ATTN: DAVID LAWRENCE
1500 SOLANA BOULEVARD, SUITE 3400
WESTLAKE, TEXAS 76262

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. CDT on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CORE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. CDT on May 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42134-P50640

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORE-MARK HOLDING COMPANY, INC.

The Board of Directors Recommends a Vote FOR ALL of the Nominees Listed and FOR Proposals 2 and 3.

1. Election of directors

Nominees:	**For**	**Against**	**Abstain**
1a. Stuart W. Booth	☐	☐	☐
1b. Rocky Dewbre	☐	☐	☐
1c. Laura Flanagan	☐	☐	☐
1d. Robert G. Gross	☐	☐	☐
1e. Scott E. McPherson	☐	☐	☐
1f. Diane Randolph	☐	☐	☐
1g. Harvey L. Tepner	☐	☐	☐
1h. Rosemary Turner	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) on Proxy. If shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include their title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

D42135-P50640

CORE-MARK HOLDING COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2021
10:00 a.m. CDT
Meeting online only at www.virtualshareholdermeeting.com/CORE2021

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2021.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholders' Annual Meeting to be held May 18, 2021, and appoint Scott E. McPherson and David J. Lawrence, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 18, 2021 at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side. *See reverse side for voting instructions.*